EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-11, and the related Prospectus of United Development Funding III, L.P. for the registration of 17,500,000 limited partnership units and to inclusion therein of our report dated March 29, 2007, with respect to the financial statements of United Development Funding III, L.P. as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and for the period from June 13, 2005 (Inception) through December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Whitley Penn LLP
Dallas, Texas
April 25, 2007